Exhibit 99.1

Contact: Arnold Agbayani Senior Vice President, Finance & CFO IXYS Corporation 3540 Bassett Street Santa Clara, California 95054

IXYS REPORTS FIFTH CONSECUTIVE QUARTER OF RECORD REVENUES

SANTA CLARA, CALIF. October 30, 2003 — IXYS Corporation (NASDAQ:SYXI) today reported revenues of $42.9 million for the quarter ended September 30, 2003, which is an increase of 21.6% over the $35.3 million in revenues for the same quarter in the prior fiscal year. Sequentially, revenues increased 7.1% from the $40.1 million reported for the quarter ended June 30, 2003.

For the six months ended September 30, 2003, IXYS reported revenues of $83.0 million, which was a 32.3% increase as compared to $62.7 million in revenues for the same six-month period in the prior fiscal year.

“IXYS has now demonstrated five consecutive quarters of record revenues and ended the September quarter with strong orders and a record backlog. We started shipments of new products to the consumer markets in Asia and introduced new power MOS and IGBT products for our traditional power and motor control markets. IXYS landed new design wins in the industrial, traction, defense, aerospace, medical and IT markets,” said Dr. Nathan Zommer, Chief Executive Officer of IXYS.

Dr. Zommer concluded, “Concurrent with the growth of our core power markets, we see signs of growth in the telecommunications markets. We introduced SSRs that contain Clare ICs and IXYS power chips. We have seen new power products from the Clare factory that we expect to ship in the coming quarters and that we expect will increase the utilization of that factory. We continued our R&D investments into new proprietary ICs that complement our power products. The addition of Microwave Technology, Inc. to our family of companies was timely in light of the strength of the wireless IT and medical markets, and we expect it to add momentum to our growth potential.”

Gross profit was $11.2 million, or 26.2% of net sales, for the quarter ended September 30, 2003. This compares with a gross profit of $9.2 million, or 26.1% percent of net sales, for the same quarter in the prior fiscal year.

For the six-month period ending September 30, 2003, gross profit was $23.6 million, or 28.4% of net sales. This represents a 51.1% increase in gross profit from $15.6 million, or 24.9% of net sales, for the same six-month period of the prior fiscal year.

Net loss in the quarter ended September 30, 2003 was $109,000 ($0.00 per share, diluted), as compared to net loss of $3.4 million ($0.11 per share, diluted) in the quarter ended September 30, 2002.

For the six-month period ended September 30, 2003, net income was $335,000 ($0.01 per share, diluted), as compared to net loss of $4.9 million ($0.16 per share, diluted) in the same six-month period of the prior fiscal year.

Arnold Agbayani, Chief Financial Officer of IXYS, said, “There are pockets of strength in the marketplace and an indication of tightening of capacity; however, we still get a feeling of caution from our customers and suppliers overall. The September and December quarters have normally been weaker quarters for the company. We therefore expect that our December quarter revenues will be just slightly above our September quarter revenues.”

IXYS develops and markets primarily high performance power semiconductor and control ICs that are used in controlling and converting electrical power efficiently in power systems for the telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with a combination of digital and analog integrated circuits to control flat panel displays, medical instruments and telecommunications products.

Safe Harbor Statement

The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding strong orders, record backlog, growth in our core power markets and in the telecommunications markets, the production and shipment of power products from our Clare factory, our expectations for the utilization of the Clare factory, the strength of the wireless IT and medical markets, our expectations for the impact of the acquisition of Microwave Technology, Inc. on our growth potential, our perceptions about the strength of the marketplace and the tightening of capacity and our expectations for our third fiscal quarter ending December 31, 2003. Actual results may vary materially from those contained in the forward-looking statements, due to unanticipated adverse variations in demand for our products, the cancellation of orders, unexpected technical challenges, difficulties in marketing and selling our products and delays or disruptions in the manufacture of our products. Further information on other risks that could affect IXYS is detailed and included in IXYS’ 10-K for the fiscal year ended March 31, 2003, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting IXYS directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	September 30,
	2003	2003

		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,842	$42,066
Accounts receivable, net	21,475	26,929
Inventories	49,162	52,927
Prepaid expenses and other assets	943	1,146
Deferred income taxes	10,285	10,285

Total current assets	124,707	133,353
Plant and equipment, net	28,715	26,362
Goodwill	21,417	23,884
Other assets	5,655	7,647
Deferred income taxes	2,563	3,106

Total assets	$183,057	$194,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$3,238	$3,168
Current portion of notes payable to bank	700	803
Accounts payable	11,177	13,919
Accrued expenses and other liabilities	14,167	16,758

Total current liabilities	29,282	34,648
Capitalized lease and other long term obligations, net of current portion	5,042	3,767
Pension liabilities	9,924	10,815

Total liabilities	44,248	49,230

Common stock	320	329
Additional paid-in capital	144,388	149,679
Deferred compensation	(26)	(24)
Notes receivable from stockholders	(913)	(913)
Retained earnings	(6,318)	(5,983)
Accumulated other comprehensive income	1,358	2,034

Stockholders’ equity	138,809	145,122

Total liabilities and stockholders’ equity	$183,057	$194,352

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

Net revenues	$35,311	$42,926	$62,748	$83,022
Cost of goods sold	26,079	31,689	47,141	59,444

Gross profit	9,232	11,237	15,607	23,578

Operating expenses:
Research, development and engineering	3,629	3,855	5,815	7,889
Selling, general and administrative	7,517	6,825	12,722	13,314
Restructuring charge	750		750

Total operating expenses	11,896	10,680	19,287	21,203

Operating income (loss)	(2,664)	557	(3,680)	2,375
Other expense, net	(998)	(715)	(2,186)	(1,850)

Income (loss) before income tax provision	(3,662)	(158)	(5,866)	525
Provision for income tax expense (benefit)	(227)	(49)	(1,013)	190

Net income (loss)	$(3,435)	$(109)	$(4,853)	$335

Net income (loss) per share — basic	$(0.11)	$(0.00)	$(0.16)	$0.01

Weighted average shares used in per share calculation — basic	31,842	32,213	29,931	32,051

Net income (loss) per share — diluted	$(0.11)	$(0.00)	$(0.16)	$0.01

Weighted average shares used in per share calculation — diluted	31,842	32,213	29,931	33,061

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